Exhibit 99.1

FOR IMMEDIATE RELEASE

CARNIVAL CORPORATION & PLC REPORTS

THIRD QUARTER EARNINGS

MIAMI (September 20, 2011) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $1.3 billion, or $1.69 diluted EPS, on revenues of $5.1 billion for its third quarter ended August 31, 2011. Net income for the third quarter of 2010 was $1.3 billion, or $1.62 diluted EPS, on revenues of $4.5 billion.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that earnings were better than anticipated in the company’s June guidance due to the combination of higher than expected revenue yields and lower than expected costs in the third quarter.

Commenting on the third quarter, Arison said, “Cruise ticket prices for our peak summer season remained strong close to sailing driving a 2.6 percent yield improvement (constant dollars). Our North American brands performed well, achieving an almost six percent yield increase, while our European, Australian and Asian brand yields fell two percent (constant dollars) due primarily to the geo-political unrest in the Middle East and North Africa. Higher revenue yields helped offset a 45 percent increase in fuel prices, leading to improved quarterly profits.”

Key metrics for the third quarter 2011 compared to the prior year were as follows:

•	Third quarter results included a charge of $0.02 per share related to the sale of Costa Marina, which was not anticipated in the company’s June guidance.

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day- “ALBD”) increased 2.6 percent for 3Q 2011, which was better than the company’s June guidance, up 1.0 to 2.0 percent. Net revenue yields in current dollars increased 7.2 percent due, in part, to favorable currency exchange rates. Gross revenue yields increased 6.8 percent in current dollars.

•

Net cruise costs excluding the Costa Marina charge and fuel per ALBD increased 1.9 percent in constant dollars, and was better than June guidance, up 2.5 to 3.5 percent, partly due to the timing of expenses. Gross cruise costs including fuel per ALBD in current dollars increased 11.7 percent.

•	Fuel prices increased 45 percent to $686 per metric ton for 3Q 2011 from $473 per metric ton in 3Q 2010 and was higher than June guidance of $670 per metric ton.

Continuing with its strategic growth initiatives, during the third quarter the company announced it had reached agreements for the construction of three new cruise ships – one 132,500-ton vessel for its Costa Cruises brand and two 125,000-ton ships for its AIDA Cruises brand. The ships will be the largest ever constructed for these two cruise lines.

Outlook

At this time, cumulative advance bookings for the remainder of 2011 and the first half of 2012 are at higher prices with slightly lower occupancies compared to the prior year. Since June, booking volumes for the remainder of the year and the first half of 2012 have run ahead of the prior year at slightly higher prices.

Arison noted, “Despite the uncertain economic environment, we have a strong base of business for the first half of 2012, and booking trends during the third quarter have been solid. The increased level of importance consumers are placing on value continues to drive demand for our cruise products.”

Arison also noted the company recently repurchased 14.5 million shares of Carnival Corporation & plc stock at a total investment of $445 million. “The current share repurchase program demonstrates our confidence in the earnings power of our global cruise brands. Reduced capital commitments due to the slower pace of our shipbuilding program, along with our strong balance sheet and solid investment grade credit ratings, leave us well positioned to opportunistically return cash to shareholders,” Arison stated.

The company continues to expect full year net revenue yields, on a constant dollar basis, to increase 2.0 percent, in line with its June guidance, up 1.5 to 2.5 percent. Net revenue yields on a current dollar basis are expected to increase 4.0 percent for the full year 2011 compared to 2010.

The company expects net cruise costs excluding fuel per ALBD for the full year 2011 to be up 1.0 percent on a constant dollar basis, at the higher end of its June guidance range, flat to up 1.0 percent, primarily due to the charge related to the sale of Costa Marina.

In addition, changes in fuel prices and currency exchange rates are expected to reduce full year 2011 earnings by $0.06 per share compared to the company’s June guidance. Based on the current spot prices for fuel, fuel costs for the full year 2011 are now expected to increase $542 million compared to 2010, costing an additional $0.69 per share.

Taking all the above factors into consideration, the company now forecasts full year 2011 fully diluted earnings per share to be in the range of $2.40 to $2.44, compared to 2010 earnings of $2.47 per share.

Fourth Quarter 2011

Fourth quarter constant dollar net revenue yields are expected to increase 1.0 to 2.0 percent (up 1.5 to 2.5 percent on a current dollar basis) compared to the prior year. Net cruise costs excluding fuel per ALBD for the fourth quarter are expected to be down 3.0 to 4.0 percent on a constant dollar basis (down 2.5 to 3.5 percent on a current dollar basis) compared to prior year. Fuel costs for the fourth quarter are expected to increase $171 million compared to the prior year, costing an additional $0.22 per share.

Based on the above factors and using current fuel prices and currency exchange rates, the company expects fully diluted earnings for the fourth quarter 2011 to be in the range of $0.26 to $0.30 per share, compared to $0.31 per share in 2010.

Selected Key Forecast Metrics

	Full Year 2011		Fourth Quarter 2011
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	4.0%	2.0%	1.5 to 2.5%	1.0 to 2.0%
Net cruise costs excl. fuel / ALBD	3.0%	1.0%	(2.5) to (3.5)%	(3.0) to (4.0)%

	Full Year 2011		Fourth Quarter 2011
Fuel price per metric ton	$648		$686
Fuel consumption (metric tons in thousands)	3,400		863
Currency
Euro	$1.40 to	€1	$1.36 to	€1
Sterling	$1.61 to	£1	$1.58 to	£1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2011 third quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (UK) and P&O Cruises (Australia).

Together, these brands operate 101 ships totaling approximately 200,000 lower berths with 10 new ships scheduled to be delivered between April 2012 and March 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements that may impact, among other things, the forecasting of Carnival Corporation & plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; fluctuations in foreign currency exchange rates; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in the cruise ship or land-based vacation industries; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, including any adverse impact that cruising may have on the marine environment; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which Carnival Corporation & plc operates; economic, market and political factors that are beyond Carnival Corporation & plc’s control, which could increase its operating, financing and other costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with its expectations; increases in Carnival Corporation & plc’s repairs and maintenance expenses and refurbishment costs as its fleet ages; the continued strength of Carnival Corporation & plc’s cruise brands and its ability to implement its brand strategies; Carnival Corporation & plc’s international operations are subject to additional risks not generally applicable to its U.S. operations; geographic regions in which Carnival Corporation & plc tries to expand its business may be slow to develop and ultimately not develop how it expects; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc counterparties’ abilities to perform; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors in its supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology and other networks and operations and breaches in data security; loss of key personnel or Carnival Corporation & plc’s ability to recruit or retain qualified personnel; union disputes and other employee relation issues; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company arrangement. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jennifer De La Cruz	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended August 31,			Nine Months Ended August 31,
	2011	2010		2011	2010
Revenues
Cruise
Passenger tickets	$3,907	$3,478	(a)	$9,336	$8,418 (a)
Onboard and other	936	847		2,511	2,313
Tour and other	215	202		249	241

	5,058	4,527		12,096	10,972

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	686	618	(a)	1,911	1,711 (a)
Onboard and other	137	131		379	350
Payroll and related	435	426	(b)	1,282	1,200
Fuel	581	396		1,611	1,209
Food	257	223		728	647
Other ship operating	575 (c)	467	(d)	1,640	1,445
Tour and other	143	128		179	174

Total	2,814	2,389		7,730	6,736
Selling and administrative	421	381		1,282	1,181
Depreciation and amortization	390	355		1,137	1,049

	3,625	3,125		10,149	8,966

Operating Income	1,433	1,402		1,947	2,006

Nonoperating (Expense) Income
Interest income	3	3		8	10
Interest expense, net of capitalized interest	(96)	(90)		(273)	(285)
Other income (expense), net	2	(2)		21	(7)

	(91)	(89)		(244)	(282)

Income Before Income Taxes	1,342	1,313		1,703	1,724

Income Tax (Expense) Benefit, Net	(5)	(10)		(8)	6

Net Income	$1,337	$1,303		$1,695	$1,730

Earnings Per Share
Basic	$1.69	$1.65		$2.14	$2.20

Diluted	$1.69	$1.62		$2.14	$2.16

Dividends Declared Per Share	$0.25	$0.10		$0.75	$0.30

Weighted-Average Shares Outstanding – Basic	790	789		791	788

Weighted-Average Shares Outstanding – Diluted	792	806		793	806

(a)	During the fourth quarter of 2010, we changed the classification of our port costs that vary with guest head counts to a gross presentation from a net presentation, which resulted in an increase in passenger ticket revenues and commissions, transportation and other costs. The amounts reclassified and included on a gross basis in passenger ticket revenues and commissions, transportation and other costs were $101 million and $256 million for the three and nine months ended August 31, 2010, respectively.
(b)	Includes a $41 million expense related to the British Merchant Navy Officers Pension Fund.
(c)	Includes a $13 million charge related to the sale of Costa Marina, which will leave the fleet in November 2011.
(d)	Includes a $17 million gain from a litigation settlement related to Queen Mary 2’s propulsion pods.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	August 31, 2011	November 30, 2010
ASSETS
Current Assets
Cash and cash equivalents	$430	$429
Trade and other receivables, net	353	248
Inventories	366	320
Prepaid expenses and other	248	247

Total current assets	1,397	1,244

Property and Equipment, Net	33,243	30,967

Goodwill	3,430	3,320

Other Intangibles	1,396	1,320

Other Assets	560	639

	$40,026	$37,490

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$912	$740
Current portion of long-term debt	1,196	613
Accounts payable	548	503
Accrued liabilities and other	1,084	1,094
Customer deposits	3,141	2,805

Total current liabilities	6,881	5,755

Long-Term Debt	7,714	8,011

Other Long-Term Liabilities and Deferred Income	679	693

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 647 shares at 2011 and 646 shares at 2010 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2011 and 214 shares at 2010 issued	357	355
Additional paid-in capital	8,167	8,094
Retained earnings	18,319	17,224
Accumulated other comprehensive income (loss)	585	(254)
Treasury stock, 48 shares at 2011 and 39 shares at 2010 of Carnival Corporation and 32 shares at 2011 and 31 shares at 2010 of Carnival plc, at cost	(2,682)	(2,394)

Total shareholders’ equity	24,752	23,031

	$40,026	$37,490

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended August 31,		Nine Months Ended August 31,
	2011	2010	2011	2010
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,676	2,617	7,192	6,888
Occupancy percentage (a)	111.9%	111.1%	107.2%	106.2%
Fuel consumption (metric tons in thousands)	847	838	2,537	2,473
Fuel cost per metric tons consumed	$686	$473	$635	$489
Currencies
U.S. dollar to €1	$1.43	$1.27	$1.40	$1.32
U.S. dollar to £1	$1.63	$1.52	$1.61	$1.54
U.S. dollar to Australian dollar	$1.06	$0.88	$1.03	$0.89

CASH FLOW INFORMATION
Cash from operations	$1,215	$1,290	$3,016	$3,084
Capital expenditures	$813	$670	$2,435	$2,838
Dividends paid	$197	$79	$474	$158

(a)	In accordance with cruise industry practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2011			2011
	2011	Constant Dollar	2010	2011	Constant Dollar	2010

Passenger ticket revenues	$3,907	$3,730	$3,478	$9,336	$9,096	$8,418
Onboard and other revenues	936	901	847	2,511	2,457	2,313

Gross cruise revenues	4,843	4,631	4,325	11,847	11,553	10,731

Less cruise costs
Commissions, transportation and other	(686)	(653)	(618)	(1,911)	(1,874)	(1,711)
Onboard and other	(137)	(132)	(131)	(379)	(369)	(350)

	(823)	(785)	(749)	(2,290)	(2,243)	(2,061)

Net passenger ticket revenues	3,221	3,077	2,860	7,425	7,222	6,707
Net onboard and other revenues	799	769	716	2,132	2,088	1,963

Net cruise revenues	$4,020	$3,846	$3,576	$9,557	$9,310	$8,670

ALBDs (b)	18,089,807	18,089,807	17,255,120	52,178,866	52,178,866	49,720,444

Gross revenue yields	$267.70	$255.96	$250.67	$227.05	$221.40	$215.83
% increase vs. 2010	6.8%	2.1%		5.2%	2.6%

Net revenue yields	$222.21	$212.57	$207.23	$183.17	$178.42	$174.37
% increase vs. 2010	7.2%	2.6%		5.0%	2.3%

Net passenger ticket revenue yields	$178.06	$170.07	$165.73	$142.30	$138.40	$134.90
% increase vs. 2010	7.4%	2.6%		5.5%	2.6%

Net onboard and other revenue yields	$44.15	$42.50	$41.50	$40.86	$40.02	$39.48
% increase vs. 2010	6.4%	2.4%		3.5%	1.4%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2011			2011
	2011	Constant Dollar	2010	2011	Constant Dollar	2010

Cruise operating expenses	$2,671	$2,574	$2,261	$7,551	$7,417	$6,562
Cruise selling and administrative expenses (c)	413	396	373	1,264	1,236	1,158

Gross cruise costs	3,084	2,970	2,634	8,815	8,653	7,720
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(686)	(653)	(618)	(1,911)	(1,874)	(1,711)
Onboard and other	(137)	(132)	(131)	(379)	(369)	(350)

Net cruise costs	2,261	2,185	1,885	6,525	6,410	5,659
Less fuel	(581)	(581)	(396)	(1,611)	(1,611)	(1,209)

Net cruise costs excluding fuel	$1,680	$1,604	$1,489	$4,914	$4,799	$4,450

ALBDs (b)	18,089,807	18,089,807	17,255,120	52,178,866	52,178,866	49,720,444

Gross cruise costs per ALBD	$170.49	$164.17	$152.69	$168.93	$165.84	$155.27
% increase vs. 2010	11.7%	7.5%		8.8%	6.8%

Net cruise costs per ALBD	$125.00	$120.78	$109.24	$125.05	$122.86	$113.82
% increase vs. 2010	14.4%	10.6%		9.9%	7.9%

Net cruise costs excluding fuel per ALBD	$92.88	$88.66	$86.28	$94.18	$91.99	$89.50
% increase vs. 2010	7.6%	2.8%		5.2%	2.8%

(See next page for Notes to Non-GAAP Financial Measures.)

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide an expanded insight to measure our revenue and cost performance in addition to the standard U.S. GAAP-based financial measures.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies and decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies. Accordingly, we also monitor and report our non-GAAP financial measures assuming the 2011 periods’ currency exchange rates have remained constant with the 2010 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using these measures to compare us to other cruise companies.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)	For the three and nine months ended August 31, 2011, selling and administrative expenses were $421 million ($381 million in 2010) and $1.3 billion ($1.2 billion in 2010), respectively. For the three and nine months ended August 31, 2011, selling and administrative expenses were comprised of cruise selling and administrative expenses of $413 million ($373 million in 2010) and $1.3 billion ($1.2 billion in 2010) and Tour and Other selling and administrative expenses of $8 million ($8 million in 2010) and $18 million ($23 million in 2010), respectively.